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                                                              EXHIBIT 10.12


                        CHANGE-IN-CONTROL SEVERANCE PLAN
                            OF SILICONIX INCORPORATED

                        Effective as of February 1, 1997

INTRODUCTION

This Change-in-Control Severance Plan was established by Siliconix incorporated effective as of February 1, 1997. The purpose of the Plan is to provide severance payments and other benefits to eligible employees whose employment terminates for specified reasons within a two-year period after a "Change in Control" of Siliconix. Payments and benefits are payable ONLY IF a "Change in Control" occurs.

For purposes of this Plan, a "Change in Control" of Siliconix is any corporate transaction that results in Daimler-Benz AG owning, directly or indirectly, less than 50% of the voting common stock of Siliconix incorporated. If no Change in Control occurs during 1997, then the Plan automatically terminates on December 31, 1997. If a Change in Control takes place during 1997, then the Plan will apply to specified employment terminations that occur within the two-year period following the date of the Change in Control.

In this document, "Company" means Siliconix incorporated or its successor or successors.

ELIGIBILITY

SELECTION AS A PARTICIPANT IN THE CHANGE-IN-CONTROL SEVERANCE PLAN

You have been selected by the Siliconix Board of Directors as an Eligible Employee under the Change-in-Control Severance Plan. An Eligible Employee will become a Plan Participant entitled to receive Plan benefits if his or her employment with the "Affiliated Group" terminates in the circumstances described below. The "Affiliated Group" means the Company and its direct and indirect subsidiaries, parent companies and affiliated companies.

EMPLOYMENT TERMINATIONS QUALIFYING FOR PLAN BENEFITS

If an Eligible Employee's employment with the Affiliated Group ends in a "Qualifying Termination" within a two-year period after the date of a Change in Control, the Eligible Employee will become a Plan Participant and will be entitled to the benefits described below. A "Qualifying Termination" means:

- The Company terminates the Eligible Employee's employment with the Affiliated Group for any reason other than "Cause" or

- The Eligible Employee ends his or her employment with the Affiliated Group in response to a "Constructive Termination," which means a material reduction in salary or benefits, a material change in responsibilities, or a requirement to relocate, except for office relocations that would not increase the Eligible Employee's one-way commute distance by more than 40 miles.


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"Cause" means an employee's willful failure to substantially perform the employee's job duties, other than a failure resulting from the employee's complete or partial incapacity due to physical or mental illness or impairment, a willful act by the employee that constitutes gross misconduct and that is harmful to the Company or a material and willful violation of a federal or state law or regulation applicable to the business of the Company.

PLAN BENEFITS

CHANGE-IN-CONTROL BENEFITS

The following benefits are payable in case of a Qualifying Termination:

- SEVERANCE PAY: As soon as reasonably practicable following a Qualifying Termination, the Company will pay to the Participant a cash lump sum equal to the following:

     - 1.5 times the Participant's annual base salary in effect on the date of the employment termination; plus

     - 1.5 times the bonuses paid (or to be paid) to the Participant with respect to the calendar year prior to the year of employment termination under the Key Professional Performance Unit Plan and the Key Professional Incentive Bonus Plan.

     Once the severance pay due under this Plan is paid, the Participant will receive no further bonuses or other benefits under the Key Professional Performance Unit Plan and the Key Professional Incentive Bonus Plan.

     The severance pay under this Plan is offset by any termination-related cash payments the Participant may receive under an employment or termination agreement with any member of the Affiliated Group.

- CONTINUED HEALTH AND LIFE INSURANCE. Continued health and life insurance benefits will be provided for a "Continuation Period" beginning on the date when the employment termination is effective and ending on the earlier of the 18-month anniversary of that effective date or the date of the Participant's death. During the Continuation Period, the Participant (and, where applicable, the Participant's dependents) will be entitled to continue participation in the group term life insurance plans and in the health care plan for employees maintained by the Company as if the Participant were still an employee of the Company, but only if the Participant does not elect any "COBRA" continuation coverage. Where applicable, the Participant's compensation for purposes of these plans will be deemed to be equal to the Participant's compensation (as defined in these plans) in effect on the date of the employment termination. If the Company finds it undesirable to cover the Participant under the group life insurance and health plans for Company employees, the Company will provide


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     the Participant (at its own expense) with the same level of coverage under individual policies.

- AUTOMOBILE BENEFITS. Continued Company car benefits will be provided for a "Lease Period" beginning when the employment termination is effective and ending on the earlier of the six-month anniversary of that effective date or the date of the Participant's death. During the Lease Period, any car leased by the Company for the Participant's use will continue to be made available to the Participant or, if the lease ends during the Lease Period, cash payments will be made to the Participant equal to the amount of the lease payments the Company had been making on the car during the lease term. If the Company's lease of the car ends during the Lease Period, the Participant may then purchase the car for its residual value if the Participant promptly pays the Company an amount in cash equal to such residual value.

DEATH

If a Participant dies after his or her employment ends in a Qualifying Termination, but before receiving full payment of the severance pay due under the Plan, then the unpaid portion of the severance pay will be paid to the Participant's surviving spouse or, if the Participant leaves no surviving spouse, to the Participant's estate. No Plan benefits other than severance pay remain payable after a Participant's death.

PAYMENTS FROM THE PLAN

All benefits of the Plan are paid from the general funds of the Company, and each Participant is an unsecured general creditor of the Company. Nothing contained in the Plan creates a trust fund of any kind for the benefit of any Participant or creates any fiduciary relationship between the Company and the Participant with respect to any assets of any member of the Affiliated Group. Neither the Company nor any other member of the Affiliated Group is under any obligation to fund the benefits provided under the Plan prior to payment.

PARACHUTE PAYMENT LIMITATIONS

If the Company determines that any payment of any type to or for the benefit of the Participant, under this Plan or otherwise, by any member of the Affiliated Group would be deemed an "excess parachute payment" under Internal Revenue Code section 280G, then the Company (or any other Affiliated Group member) may reduce such payments to the extent it deems necessary to avoid having payments characterized as excess parachute payments. As a general rule, payments that are deemed to be contingent upon a change in control are considered to be excess parachute payments once the sum of all contingent payments reaches three times an employee's average annual compensation.

TAXES

Before paying any amounts under the Plan, the Company will withhold all appropriate federal, state, local and foreign income and employment taxes.


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PLAN BENEFITS CANNOT BE ASSIGNED

The rights of any person to any benefit under this Plan may not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including bankruptcy, garnishment, attachment or other creditor's process, and any act in violation of this rule shall be void.

NO EMPLOYMENT RIGHTS

Nothing in the Plan may be deemed to give any individual a right to remain in the employ of the Company or affect the right of the Company to terminate an individual's employment at any time, with or without cause.

PLAN OPERATION AND ADMINISTRATION

AMENDMENT AND TERMINATION

Prior to any Change in Control, the Company reserves the right to modify, suspend or terminate this Plan at any time. If a Change in Control occurs, as long as any Eligible Employee may become entitled to any benefit under the Plan, the Plan cannot be terminated and cannot be amended to exclude any Eligible Employee who otherwise would be eligible for benefits, to reduce any benefit or to make any condition contained in the Plan more restrictive.

LEGAL CONSTRUCTION

The Plan will be construed in accordance with the Employee Retirement Income Act of 1974, as amended ("ERISA"), and, to the extent not preempted by ERISA, in accordance with California law.

This document is a complete statement of this Plan and supersedes all prior plans, representations and proposals, written or oral, relating specifically to this Plan. Neither the Company or any other member of the Affiliated Group will be bound by or liable to any person for any representation, promise or inducement made by any employee or agent that is not embodied in this document.

PLAN ADMINISTRATOR

The Company is the "plan administrator" of the Plan, as that term is used in ERISA. The Company interprets the Plan, and it may adopt rules and procedures to implement any Plan provisions. The Company also has the authority to take such other actions as it deems appropriate in administering the Plan. Subject to the review procedure described on page 6, the decisions of the Company with regard to the Plan are CONCLUSIVE and BINDING on all persons.

The Company's responsibilities under the Plan will be carried out on its behalf by its directors, officers, employees and agents, acting on behalf of the Company in their


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capacity as directors, officers, employees and agents, not as individual fiduciaries. The Company may delegate any of its functions under the Plan to other persons.

MAKING A CLAIM

All applications for Plan benefits, and all inquiries concerning the Plan or benefits under the Plan, must be submitted to the Company, as plan administrator, in writing and addressed as follows:

     Human Resources Department
     Siliconix incorporated
     2201 Laurelwood Road
     Santa Clara, California 95054

DENIAL OF A CLAIM

If an application for benefits is denied, in whole or in part, the Company will notify the applicant in writing of the denial and of the right to a review of the claim. The written notice will explain, in a way that the applicant can understand, the specific reasons for the denial, specific references to the Plan provision on which the denial is based, a description of any information or material necessary to perfect the application, an explanation of why the material is necessary and an explanation of the Plan's review procedure. The written notice will be given to the applicant within 90 days after the Company receives the application, unless special circumstances require an extension of time of up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the termination of the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Company expects to make its decision on the application for benefits. If written notice of denial of the application for benefits is not provided within the time specified in this section, the application will be deemed denied. The applicant will be permitted to appeal the denial in accordance with the Review Procedure set forth below.

REVIEW PANEL

The Company will appoint a "Review Panel." The Review Panel will be the named fiduciary that has the authority to act with respect to any appeal from a denial of benefits.


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REQUESTS FOR A REVIEW

Any person whose application for benefits is denied (or is deemed denied) in whole or in part, or such person's duly authorized representative, may appeal from the denial by submitting a request for a review of the application to the Review Panel within 60 days after receiving written notice of the denial from the Company (or, in the case of a deemed denial, within 60 days after the application is deemed denied). The Company will give the applicant or the representative an opportunity to review pertinent documents that are not privileged in preparing a request for a review. A request for review must be in writing and must be addressed as follows: "Review Panel Under the Change-in-Control Severance Plan of Siliconix incorporated, 2201 Laurelwood Road, Santa Clara, California 95054." A request for review must provide all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant deems pertinent. The Review Panel may require the applicant to submit such additional facts, documents or other material as it may deem necessary or appropriate in making its review.

DECISION ON REVIEW

The Review Panel will act on each request for review and notify the applicant within 60 days after receiving the review request, unless special circumstances require an extension of time, up to an additional 60 days, for processing the request. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. The Review Panel will give prompt, written notice of its decision to the applicant and to the Company. In the event that the Review Panel confirms the denial of the application for benefits in whole or in part, the notice will explain, in a way that the applicant can understand, the specific reasons for the denial and specific references to the Plan provisions on which the decision is based. If written notice of the Review Panel's decision is not given to the applicant within the time prescribed in this section, the application will be deemed denied on review.

RULES AND PROCEDURES

The Review Panel will adopt such rules and procedures, consistent with the Plan and with ERISA, as it may deem necessary or appropriate in carrying out its responsibilities under the Plan. The Review Panel may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant's own expense.

EXHAUSTION OF REMEDIES AND ARBITRATION

If a dispute or controversy concerning Plan benefits remains after a claimant
(1) has submitted a written application for benefits, (2) has been notified by the Company that the application is denied or is deemed denied, (3) has filed a written request for a review of the application and (4) has been notified in writing that the Review Panel has affirmed the denial of the application, or the application is deemed denied, the


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dispute or controversy shall be settled exclusively by arbitration in Santa
Clara County, California, in accordance with the rules of the American Arbitration Association. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Punitive damages shall not be awarded.

PLAN INFORMATION

PLAN GOVERNED BY ERISA

The Change-in-Control Severance Plan is an employee benefit plan subject to ERISA. The Plan is subject to most of the provisions of Title I of ERISA. However, it is not subject to Title IV of ERISA, which includes the plan termination insurance provisions.

This document contains the terms of the Plan and constitutes the summary plan description of the Plan as required by ERISA.

ADDRESS OF THE COMPANY

The principal executive offices of Siliconix incorporated are located at 2201 Laurelwood Road, Santa Clara, California. Its telephone number is (408) 988-8000.

IDENTIFICATION NUMBERS

The Company's Employer Identification Number (EIN) is 94-1527868. The Plan Number assigned to the Plan is 80.

TYPE OF PLAN

The Plan is a welfare benefit plan providing special post-employment severance benefits to eligible employees. All benefits under the Plan are paid directly by the Company to participants, their surviving spouses and estates.

FISCAL YEAR

The Plan's fiscal year ends on December 31.

SERVICE OF PROCESS

The Plan's agent for service of legal process is David M. Achterkirchen, Siliconix incorporated, 2201 Laurelwood Road, Santa Clara, California 95054.

STATEMENT OF ERISA RIGHTS AND PROTECTIONS

Plan participants are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

1. Examine, without charge, at the plan administrator's office, all Plan documents, including insurance contracts and copies of all documents filed by the Plan with the U.S. Department of Labor, or the Internal Revenue Service, such as detailed annual reports and plan descriptions.


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2.   Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The administrator may make a reasonable charge for the copies.

3. Receive a summary of the Plan's annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report. However, because of the small number of participants covered by this Plan, it is expected that the Plan will not be required to prepare and disclose any annual reports.

4. Obtain a statement telling you whether you have a right to receive a benefit, and if so, what your benefits will be. If you do not have a right to a benefit, the statement will tell you. This statement must be requested in writing and is not required to be given more than once a year. The Plan must provide the statement free of charge.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and the other Plan participants and beneficiaries.

No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. If you have any questions about the Plan, you should contract the plan administrator.

If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S.
Labor-Management Services Administration, Department of Labor.